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Attached hereto is a transcript, as corrected, of a Proxy Talk teleconference held by Glass Lewis & Co. on January 20, 2006 in which Paul Toback, Chairman and CEO, Adam Metz, Director, and Marc Bassewitz, Senior Vice President and General Counsel participated.
Important Additional Information Filed with the SEC
Bally filed a definitive proxy statement with the SEC on December 27, 2005, as amended on January 9, 2006 and January 13, 2006. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006 AND JANUARY 13, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

GLASS, LEWIS & COMPANY
January 20, 2006
3:00 p.m. EST
OPERATOR: Good day ladies and gentlemen and welcome to the Glass Lewis Proxy Talk conference call. All lines have been placed on a listen-only mode for this call. Institutional investors that would like to ask questions of the participants may do so by e-mailing them to proxytalk@glasslewis.com.
Before we get started, I would like to remind everyone that our conference call series and this call in particular should not be considered a solicitation of proxies by Glass, Lewis and Company. Glass Lewis has not sought permission to do so from Securities and Exchange Commission, nor will it. This call is for information purposes only and should not be construed as providing investment advice. In addition, Glass Lewis makes no representation regarding the accuracy, completeness of reliability of any statement, information, opinion or view presented by its guest speakers. As a reminder, this conference call is being recorded.
At this time, it is my pleasure to turn the floor over to your host, Kevin Cameron, President of Glass, Lewis and Company.
KEVIN CAMERON, PRESIDENT, GLASS, LEWIS AND COMPANY: Thanks everyone for joining us today, and welcome to Proxy Talk. Today we’re going to be speaking with Bally Total Fitness Holding Corp’s Chairman and CEO, Paul Toback, Director Adam Metz, as well as Bally’s General Counsel, Marc Bassewitz.
The subject of today’s call, obviously, is the numerous proxy filings in light of Bally’s upcoming annual meeting scheduled for January 26th. As most of you probably know, Liberation (ph), a hedge fund which holds approximately 11 percent of Bally’s stock, is looking to amend Bally’s bylaws to give shareholders the authority to remove the company’s CEO, and in addition, to give shareholders certain powers with respect to removing officers of the company. Finally, Liberation (ph) is seeking that shareholders approve the removal of Mr. Toback, the company’s CEO.
In addition to that, somewhat confusingly, another hedge fund holding, slightly greater stake in the company, Pardus (ph), has also filed a proxy in the same, for the same annual meeting. And in that proxy has proposed three nominees and has also recommended that shareholders vote against the company’s equity compensation plan.
Thank you, Mr. Toback, Mr. Metz, Mr. Bassewitz for joining us today. And in light of the rather, I must say, multiplicity of proxy cards floating around, I think it would be very helpful for all of us if you could give us some background, and then we can delve into some more specific questions. So Mr. Toback, the floor is yours.
PAUL TOBACK, CHAIRMAN & CEO, BALLY TOTAL FITNESS HOLDING CORP: Well thanks very much Kevin, and thanks to Glass Lewis for providing today’s forum as an opportunity for us to get the facts out about Bally Total Fitness so that shareholders can really make an informed decision regarding how to vote their proxy. And more importantly, on the turnaround that we’re accomplishing here at Bally.
First, I’d like to address three key priorities that I established for the company when I became CEO three years ago. These included fixing the operations, installing a culture of compliance, transparency and credibility to Bally’s finances, and finally, addressing the significant amount of debt that we inherited.
When I took this job, it was apparent to me that our company was in trouble and our business model, at the time, was broken. Numbers of sales had been declining for three years, and investors were wondering whether we could ever turn that trend positive. Our contracts were complex and difficult to understand. Our staff wasn’t properly trained or incentivized. Little focus was placed on member retention, and our facilities were starting to look old and outdated. In addition, there was little focus on controlling operating costs.
To that end, and following a comprehensive and strategic analysis of the business, based on thorough customer research and our new management team in consultation with expert outside advisors, developed and launched a radical overhaul of the entire model, eliminating the high pressure sales tactics that we had been known for historically. We’ve redefined and simplified our sales process for members to let them define the type of membership, amenities and pricing structure they prefer. We’ve offered members a choice of how to join by adding pay as you go memberships to our portfolio of plans.
We’ve also introduced a new club design, offering higher end amenities and a more contemporary look and feel over our traditional clubs. This model was developed based on new research and customer usage trends, and has now been introduced in some of our clubs to great success.
We’ve continued to grow our product and service offerings with a special emphasis on personal training. We’ve also launched an online nutrition and weight management program. We’ve expanded our private martial arts training programs and are now the nation’s largest provider of martial arts.
We’re continuing also to build on our successful nutritional line of products that are now available not only in Bally but at 7,000 retail outlets nationally, including Wal-Mart.
We’ve also continued to expand through franchising, and believe that for the future, franchising will be a very cost effect way for Bally to grow. We are the largest brand health club now in China, and just announced a new club this week in South Korea. Given our strong brand, we believe that franchising can also be an excellent way for us to grow domestically, especially in smaller markets without a capital investment by the company.
Most importantly, we are a service business, and since I took over, we’ve taken service as seriously as we’ve taken sales historically at Bally. We’ve created a culture of accountability with a focus on profitability rather than just on sales. Now employees are incentivized to care more and to do more.
Our new advertising campaign is also being well received. Rather than the same old focus on hard bodies and celebrities, which our research showed intimidated people, especially women, our new campaign emphasizes wellness across all aspects of life and real people achieving real results at Bally. Our research shows that this kind of authenticity is resonating with consumers who may be contemplating a Bally membership.
In terms of restoring credibility to our financial statements, our second initiative, this initiative included investing in the systems, people and processes necessary to manage and report our financials in accordance with GAAP. At the same time, we had to comb through literally thousands of financial entries to uncover and restate more than two dozen accounting errors from prior years.
Today at Bally much of the financial organization and finance team are new. And as you know, we recently completed the successful restatement of five years of financials to ensure that investors that investors can now accurately gauge the company’s financial health and progress going forward.
As you may recall, we reported a 52 percent increase in 2004 versus 2003 operating income before impairment charges, and a 70 percent increase in operating income before impairment charges for the first nine months of 2005 over 2004 to 61.7 million. We also reported for the first nine months of 2005 a net profit of 1.8 million.
Finally, recognizing that Bally’s capital structure also needs to be overhauled for long-term success, our board has engaged JP Morgan Securities and The Blackstone Group to evaluate strategic alternatives that may include a recapitalization sale or some other type of arrangement that brings fresh capital to the organization so that we can reinvest in this business and more it forward.
Now turning to the criticisms of management by our opponents, our financial restatements did take longer than anticipated. Initially we believed we were dealing with only a change in revenue recognition. We then found dozens of errors and had to fire our treasurer and controller and bring in an almost entirely new senior financial team. While we, like you, wish we could have filed our statements sooner, in our view, given what we were up against at the time, we did everything we could to complete this enormous task quickly and accurately, including weekends, holidays and all kinds of overtime and extra people.

Some of our critics have also questioned our decision to put in place a shareholder rights plan this fall. As we all know, rights plans can be helpful in protecting shareholders from letting a holder or a few holders accumulate controlling interest in a company without paying anywhere near the premium it deserves. In our view, a rights plan became necessary to keep partisan Liberation (ph) from seizing a controlling interest in the company on the cheap, which could have happened given the pace at which they were accumulating shares while we were still in a quiet period.
Also, it’s important to note that our rights plan is scheduled to expire in July unless approved by the shareholders, which we believe is an appropriate timeframe to enable our strategic process to proceed in a fair, open and transparent fashion.
It’s interesting to note that neither Liberation (ph) or Pardus (ph) has ever responded in a positive way when asked to participate in this process like anyone else. Instead, they prefer to launch their campaign of diversion to pressure Bally’s board to invite them into a process that they want to control.
Finally, though much has been made about management stock sales, and especially my own decision to sell a portion of my Bally holdings. As I’ve said previously, this decision was made for personal and family reasons following many years of accumulating Bally stock and never selling more than a few shares. I reiterate today that I am as much, if not more, optimistic about Bally’s future than I was on the December earnings call. And nobody should mistakenly interpret my decision to reduce my own Bally holdings to anything other than a personal decision.
The old saying goes, you know, that the proof of the pudding is in the tasting. So how do our results taste? Well we’ve moved the company from losses to profitability. We’ve demonstrated that our new model is resonating with potential members through growth in new memberships, and we’ve instilled a culture of accountability that’s resulting in a permanently lower cost structure. We better align the interest of employees with those shareholders by incenting value creating behavior, and we’re in the process of addressing our capital structure.
The bottom line decision that you, the investors, have to make in the next few days is whether you agree with the progress and the strategic direction that this management and board are pursuing for Bally. We believe we’ve clearly outlined the challenges we inherited, discussed our progress in addressing them, and defined a number of strategic alternatives we’re evaluating that will ultimately result in a strong, well capitalized company that’s poised for profitable growth and shareholder value creation.
We also question the agenda and merits of the opposition’s arguments. These are people who have publicly acknowledged that our financial performance has exceeded Wall Street expectations. They have no operating experience, no plans to turn around Bally’s operations, and no suggestions for how to lead this company.
Now let me turn the discussion over to Adam Metz. Adam’s the co-founding partner of Polaris Capital and a member of our board of directors. Adam will briefly address our strategic process as well as make a strong case for our board nominee, Eric Langshur, the Chair of our Audit Committee. Thank you. Adam.
ADAM METZ, DIRECTOR, BALLY TOTAL FITNESS HOLDING CORP: Thanks Paul. Thank you, Kevin.
While the board believes Bally is on the right path in turning around operations, we also recognize how imperative it is to address the challenge that our current capital structure poses. As Paul mentioned, to that end, the board retained JP Morgan Securities and The Blackstone Group, two highly qualified advisors to explore a range of alternatives to enhance value for all our shareholders.
Let me reiterate and emphasize a few key points on the process. First, the board has established a special committee comprised of independent directors, which will be led by our lead director, John Rogers, to manage the process with our financial advisors.
Second, the board is committed to running an independent process, a process that is fair, open and transparent and that we believe will generate the most value for Bally shareholders.

And finally, as we have stated, Bally’s management will not align itself in any way with any bidder during the process for the sale and refinancing of the company until a winning bidder has been chosen.
We are committed to the integrity of the process. This special committee will work directly with our financial advisors to move the process forward, and we look forward to communicating key developments as the process progresses.
Turning now to Bally’s director nominee, Eric Langshur, we continue to urge you to support him in the upcoming election. Eric is an independent director who currently serves as the Chair of Bally’s Audit Committee. My impression of Eric is that he is hardworking, competent, smart, independent and very engaged. Eric is currently leading the team in the 2005 audit. Given Eric’s knowledge of the company and successful leadership during such a critical period for Bally, we firmly, and I personally, as a member of the audit committee, believe he is really the right choice to continue to serve on Bally’s board.
Thank you very much. Kevin.
KEVIN CAMERON: Thank you, Adam, and thank you, obviously, Paul. And I think at this point it would actually be a good, good for many of the people on the call to understand exactly what the situation is with your proxy vis-à-vis that of Pardus (ph). My sense is that there is significant confusion, especially in light of the recent press releases on the 12th and 13th regarding exactly what agreement, if any, there is between you and Pardus (ph) with respect to nominees. My understanding in looking at your most recent press release is that the company has agreed to expand the size of the board to 10 and allocate three of those slots to Pardus (ph) nominees. Am I correct?
PAUL TOBACK: Well Kevin I understand there’s a little bit of confusion. Certainly from our perspective we think an easy way to solve the confusion is to vote the white card. With that said, let me try and clarify some of the actual differences. There isn’t really an agreement, so to speak. What we’ve done, from the board perspective, is agree to nominate two of the people in Charles Burdick (ph) and Barry Elson (ph) that Pardus (ph) has proposed. And I think that the documents you are referring to are – we made public the proposed settlement that we had offered Pardus (ph) so that shareholders would understand that not only did we voluntarily, on our own, agree to, you know, put two of their directors on our slate with no conditions, no questions, no strings attached, but that even in private discussions, we had gone further, agreeing to or hoping to get an agreement to expand the board to 10 so that Eric Langshur, as Adam eloquently stated, who’s done a fantastic job on the audit committee, would stay on the board and that we would then agree to take all three of the nominees Pardus (ph) put forward. That was rejected by Pardus (ph). I mean I think from our position we believe we offered Pardus (ph) the chance to get more than they would ever get if they had a successful victory, I guess, on next Thursday’s meeting. And they turned that down. So it certainly makes us question what they, what they really wanted. But in the end, we’re supporting two of their nominees, and we believe that Eric Langshur is the best third nominee given his experience and his vital role to the company.
ADAM METZ: Good. And maybe I’ll add something as well, which perhaps added to the confusion. The board took some steps, which was I guess a couple of weeks ago, which we think enhances the process and enhances the governance. We appointed a lead director, independent director John Rogers who is head of Ariel Capital (ph), a very highly regarded firm. We appointed a special committee, established a special committee that’s going to work directly with the financial advisors on the strategic process. We got an agreement from that management will no longer have any ability to work with any bidder on, as part of the process, which management actually volunteered and agreed to.
These things were done because the board thought they were good things to do in and of themselves, but they are also things that were part of the settlement discussions with Pardus (ph), but we agreed to do them just because we thought in and of themselves they were the right things to do.
KEVIN CAMERON: So just to be crystal clear for every, the benefit of everyone on the call. The lay of the land, as we sit here today, is that the company and Pardus (ph) had been engaging in these discussions. As part of that the company had proposed that Pardus (ph) be allowed to nominate, or the company would support three of Pardus’ (ph) nominees, the board would be expanded to 10, Mr. Langshur would become, appoint, would be appointed to a class two director slot, but that as we sit here today, there is no agreement on the table unless the company’s position is to vote, in fact, the white card for Mr. Langshur and the two Pardus (ph) nominees.

PAUL TOBACK: That’s right I guess. And also just to go back to what Adam said, some of the things that we had been discussing with Pardus (ph), we as the board and the members of the independent board believed were the smart, right things to do. And so we just agreed to do them voluntarily even though they were subject of the negotiations with Pardus (ph). And they were things Pardus (ph) had asked for us, so really when it comes down to it, we, you know, we don’t, I think there had been some reference by Mr. Pearlman (ph) to the fact that, you know, this is costing a lot of time and money. We agree with that, and so we don’t understand why a settlement wasn’t forthcoming sooner and why, you know, all this distraction needs to continue to take place.
KEVIN CAMERON: I guess there is significant confusion still, and maybe it’s not a question you can answer. Maybe it’s a question that only Pardus (ph) can answer. Why wouldn’t they accept a deal where under they would get, in fact, three nominees out of 10? Is it an aversion to Mr. Langshur continuing to sit on the board as a class two director? Or was it there were other points within the agreement that you couldn’t come to some mutual understanding on.
PAUL TOBACK: You know, Kevin, I think that’s really a great question, probably one better directed to Pardus (ph). We really have tried very hard because we understand that the distraction and the noise makes shareholders nervous. We worked diligently, we have thought, for months now to try and come to an amicable agreement. And as I said earlier, I think the key part of the settlement discussions is that Pardus (ph) would have, under the settlement we proposed, got not only what they could get next Thursday, but more than that. And we thought that was a fair way to approach it given that it was in everybody’s interest to compromise and move on and get about the business of making this company’s turnaround a reality.
KEVIN CAMERON: And of the three Pardus (ph) nominees, obviously you’ve essentially endorsed two. Why those two rather than the third, Mr. Kornstein (ph)?
PAUL TOBACK: Well I think it really goes the other way, and that is we believe that Mr. Langshur is extremely valuable. You know, he is a relatively new board member having been appointed in December of 2004, so his perspective is fresh. His energy is enormous. His interest has been, you know, very acute. He’s been very diligent in really learning about the company. And his contribution when our former audit committee chairman got seriously ill, to step in and really see the process through to completion, which was no small task, I think speaks volumes not only about his character but about his abilities.
KEVIN CAMERON: And so, again, just to hammer the point home, the company’s recommendation is to vote the white card in accordingly nominee Langshur and the two Pardus (ph) nominees, correct?
PAUL TOBACK: That’s right. And again, we believe that that – certainly we want shareholders to understand that we are listening. We understand the viewpoint that there should be fresh perspectives, smart people on the board with different backgrounds. We also believe that was accomplished by the two very recent appointments that the nominating committee suggested to the board, that the nominating committee was aided by Russell Reynolds (ph) in conducting an independent search. And Adam Metz and Steve Rogers (ph) are those two new directors. You know, Adam obviously comes with a great background having been CFO and CEO of a public company, serving on another public board. And Steve Rogers, I believe, serves on two or three other public boards and is an extremely well respected professor at Kellogg Business School here at Northwestern in Chicago. So we’re really pleased that, you know, no matter how this comes out next week, there will be at least four directors of a nine person board who will be new within the last 45 days.
KEVIN CAMERON: Question for you on somewhat of a related but somewhat tangential topic, which is you mentioned earlier the appointment of a lead director, Mr. Rogers, and the question obviously is having concluded that the creation of a lead director slot made sense, why didn’t the company take the obvious next step, which in fact is becoming increasingly common and separate the chair and CEO and create Mr. Rogers as chair?
PAUL TOBACK: Yes, I believe that the right answer to that is, you know, every board seeks the right way in which to make sure that it’s got the most effective governance and the most, you know, open processes possible. And I think John winds up being an ideal candidate for the lead director, and I think the board felt at that, at this time that that was the right move to make. Certainly, I think one element of that came out of the board’s interest in making sure that there was continued confidence, you know, in the management and the board as we went into this process where we would be speaking to investors about the status of the company, the credibility of our financial statements. Adam can probably speak to that as well.
ADAM METZ: Yes, and maybe it’s just a matter of semantics, Kevin. I think, you know, we think especially with the strategic process it’s good governance and makes good sense to have a lead director. Having said that, given the kind of circumstances, we believe that the company is on the right track and doing the right things operationally, addressing the capital structure, it’s all the right things to do. And we didn’t want to, at the same time, undermine the senior management team here. You know, I think it comes down to maybe semantics. I think we’ll have, you know, as with all boards, you know, we have a lot of meetings of the independent directors separate from management, and John is really taking the lead in doing the things in terms of organizing that, working directly with management in between managements. There are a lot of meetings. And then also, you know, working on things like the agenda for all the board meetings to make sure we’re addressing what the independent board wants to address.
KEVIN CAMERON: (INAUDIBLE) ...
PAUL TOBACK: ... Kevin, I should just add one last thing. That is the truth of it is, again, as Adam said, since so much of this is, in fact, semantics, John has really been acting in that role for some time anyway. It was just a formalization of what has been an evolving process in the boardroom.
KEVIN CAMERON: And Mr. Rogers obviously also chairs the special committee you’ve set up to book (ph) it (ph) out (ph) or recapitalization or some potential strategic transaction in the company, correct?
PAUL TOBACK (?): That’s right.
KEVIN CAMERON: And, you know, going back to the earlier discussion about discussions with Pardus (ph). I think there’s significant confusion out there as to who the members of the independent committee are. Can you give us any insight into that?
ADAM METZ: Yes, Kevin, I think following next week’s board meeting, we’ll be in a position to announce who’s going to be members of that.
KEVIN CAMERON: OK, so at the – the confusion I think stems in part from the fact that at least one release, and it was perhaps the proposed settlement, suggested that the Pardus (ph) nominees would be definitely part of that special committee. It sounds like no decision has been made by the board as to who, other than Mr. Rogers, is going to be on the committee.
ADAM METZ: Yes, having, I would say that that’s something that the board is amenable too and something that we’re going to consider depending on, you know, the results of the, you know, the elections next week. But it’s certainly something that we think is, we’re amenable to.
KEVIN CAMERON: Well let’s move on to a separate topic, which is obviously of significant interest to all on the call, which is, as you pointed out, there’s been a – it took significantly longer to get the restatement done than I suspect anyone anticipated, both you and the investment committee. And coming out from that, obviously, significantly more internal weaknesses, internal control weaknesses and a, probably a significantly greater restatement than anyone anticipated. What’s the plan to get these internal controls under control, if I may use the term.
PAUL TOBACK: Sure. I mean that’s a good question. I think that’s right that the process was longer than anybody anticipated, and the amount and volume of work that was needed to get the restatements done was much more difficult, made more difficult by antiquated systems. Also made more difficult by the fact that we had to make some personnel changes in the senior financial team ranks after the audit committee concluded its investigation at the beginning of this year. So I think all those things hampered our ability to finish in the earlier announced timeframe, but I think, again, the most significant thing that hurt our ability to get done in that timeframe was the fact that the number of errors that were uncovered were much greater than we had ever anticipated when we initially went in. And I think, you know, if you just like take a step back and look at some context around the timeframe, even though we didn’t technically restate five years of financial statements, we did recast five years under the new methodology. And you know, a typical year-end audit takes two to two and a half months, and we did five years worth of numbers in 11 months. So again, the volume of work was large, and we did, we are, we are very, let’s put it this way, we’re very sympathetic to shareholders and other investors hoping that the restatement would have been done sooner. We ourselves were anxious to get it done. It inhibited our ability to talk to investors about the numbers. It inhibited our ability to tell the real operational story. And so we were as frustrated as anybody, but I think the real important thing to know here is that they did get done and we are now able to go out and talk and people are able to assess the results.
ADAM METZ: One other, I will say this – this is Adam Metz speaking. As a member of the audit committee, clearly things aren’t working here the way they should work. That’s the material weaknesses. And we’ve got a commitment from management that they’re going to get it fixed. Now obviously it can’t be done overnight. It’s a big, it’s a big issue, but it’s going to get done. And you know, management will be held accountable to make sure it gets done.
KEVIN CAMERON: One question that obviously this brings to mind is you anticipate giving shareholders regular, perhaps quarterly, updates on the progress in fixing the internal control weaknesses?
PAUL TOBACK (?): Well I’m sure discussions of internal controls will occur on the quarterly conference calls. And it ...
ADAM METZ (?): It’s a 10-Q disclosure as well, Kevin.
PAUL TOBACK: So yes. We, you know, we anticipate giving updates and working quickly to try and address them.
KEVIN CAMERON: And moving from that to obviously some of the more larger issues facing the company, namely what’s admittedly a heavy load of debt which needs, I believe, the senior notes need to be refinanced by late ’07, the nine and three quarter notes. What’s the plan there?
PAUL TOBACK: Well I think the plan that, you know, again, if you go back to, go back a couple of years, our plan has always been a three step plan, which was the operational turnaround, restoring credibility to the financial statements and the accounting methodology, and then addressing the capital structure. In many respects they had to be done in some sequencing because we needed to get ourselves in a position where we had audited financial statements on file as well as we needed traction on our operating plan. But now we’re, it really is the right time and we’re well positioned to go out and look at our refinancing alternatives, which is exactly why the board has set up this special committee and hired Blackstone and the JP Morgan people to go into the marketplace and assess what alternatives are available to us and which ones will be the most value enhancing for shareholders.
KEVIN CAMERON: Speaking of traction on the operational plan, obviously we hosted the call with Manny Pearlman (ph) of Liberation (ph) earlier today, and one concern he raised is that the operational traction might stem actually from the change in revenue recognition policy adopted post-restatement rather than a fundamental improvement in the operations of the company. Is he right?
PAUL TOBACK: I guess I’d say he’s not right. And I’d say it in two different ways. The first is we have recast numbers under this current methodology, which is the GAAP methodology for the past five years as well as given the first nine months of ’05 numbers. And those are all being done on the same methodology. So if you look you can see, you know, the statistics moving in the right directions. Revenues are up. Operating income before impairment charges, , you know, up 52 percent ’04 versus ’03 and up 70 percent in ’05 versus ’04. But even if you want to look to the second piece, I would say, which is past the financial statements, you can see some of the other key metrics for the business are up as well. For example, we grew the number of new joining members by 21 percent in ’04 versus ’03, and then grew it again in ’05 versus ’04 by 4.4 percent. You can see that the average revenue per member has grown from 15 67 in 2000 to $19.70 in the first nine months of 2005. So there’s a number of operating statistics you can look to. And there’s a number of the financial metrics you can look to, and I think they both tell the same story, which is the turnaround plan is beginning to work. I mean, look, we, none of us should be deluded into thinking that it’s all done or that it is or has been easy. It’s been a very difficult change for a company that’s 40 years old that requires not only a complete overhaul of its operating, basically, philosophy, but also a change in its culture. Those things don’t happen easily, but we believe we’re well on our way and that the results are showing that the turnaround ...
UNKNOWN MALE #1: ... new club model is (INAUDIBLE).
PAUL TOBACK: Yes, and you know the other things we can talk specifically about a lot of the initiatives, but you know, the build your own membership initiative for example really went after the core vulnerability we believe we had of the company, and that was people were worried or believed that the company had aggressive sales tactics that were turning off a lot of customers. And they were also causing our short-term cancels to go up. In effect, the biggest area of cancellations we have from a membership standpoint is in the first 30 days. They wind up being in the 23 percent range. That means 23 percent of the people who sign up for a membership leave us within 30 days. And that’s a significant area of concern, but it’s also, I believe, a significant opportunity. And so build your own membership was designed specifically to address that concern by making customers able to have one clear choice available on one page between two different membership types. And when you look at the results in that arena, we have been able to reduce by about four and a half percent, percentage points that is, the 23 percent failure we’re seeing in initial term failure. That’s a significant reduction and we believe important.
At the same time, we then couple that with our new club model, and what our new club model does is it basically eliminates multiple silos in the club and posturing employees so that everybody, everybody has a knowledge about fitness and customer service so that we are not a, just a sales organization. People don’t come to us because they want to be sold. They come to us because they want health and fitness benefits. They want nutrition counseling. They want exercise information, and that’s what we’re holding ourselves out to be. We need to continue to reinforce that with our own employees so that we continue to be the experts. And, you know, the great thing about how these two programs work together is once our, we have a work force of cross-trained employees, we can keep our cost lower. All of our people will be well versed in fitness and customer service, and with a simpler membership presentation, they’ll all be able to sell health club memberships.
So we like the way these initiatives fit together, and we also believe that the company is on the right track. If raising revenues, reducing costs and improving service are the right things to do for a service business, which we believe they are, then we think we’re on the right path and the results show it.
KEVIN CAMERON: Let me move you on to another topic. And first let me remind everyone on the call that if you have questions you’d like to ask, please send them to proxytalk@glasslewis.com and we’ll address them.
We’ve gotten a few here that revolve around, I think, an issue that you brought up earlier, which is there’s been a lot of noise made about insider selling towards the latter part of ’05, and the questions seem to really revolve around two concerns. One is, obviously there were a couple of hedge funds buying increasing stakes in the company in the fall, the summer and fall of ’05, and that led the company to put in a pill (ph). And then simultaneously it feels like you’re seeing the fruits of the turnaround effort come home to roost, and the concern people have is that with those two things in the offing, a turnaround that seems to be working and the company exploring a potential sale or recapitalization, it’s a little odd to see significant amounts of insider selling. Can you give us some sense of why it is that those sales occurred at what seems to be a somewhat unlikely time?
PAUL TOBACK: Absolutely. And you know, first let me say that both management and the board are extremely cognizant of the fact that it was an unusual signal to send. And you know, from my perspective, I can say personally, you know, it was not without a lot of personal angst with which I made my decision in terms of what I needed to do. But I will tell you this, my decision to sell was based on, I guess, a couple of factors. Number one, over the last nine years almost that I’ve been with this company, you know, many of us in the senior management ranks, me particularly, had restricted stock. That restricted stock vested when we removed our prior poison pill which was set at 10 percent. And Manny Pearlman (ph) and Liberation (ph) crossed the 10 percent threshold, and it was subsequently crossed again by Pardus (ph). That vested restricted stock that was held by management. For all buy two of us there was a tax liability created in, for the ’05 calendar year. Many people had six figure tax liability and felt that they needed to basically sell some stock in order to fulfill that tax liability. That was one factor.

The other factor was our window in terms of our ability to trade in Bally stock had been closed for 18 months. It opened December 1st when we filed our financial statements, and it closed December 16th, which by our policy is two weeks before the end of the quarter. Next time this window opens is possibly sometime in May. So really the window would have been closed for two years other than that two week period. And many of us have had a substantial portion of our net worth tied up in this company for a long period of time. And so if there was any opportunity for diversification, we had to take it then.
Me personally, my decision to sell did not have anything to do with a lack of confidence in the company, although I know that people are trying to use the sale to say that. Instead it’s quite the opposite. I remain extremely committed to this company and extremely optimistic that there’s a great opportunity here, but I had personal circumstances, which I have not discussed with anyone, nor do I intend to, that relate to my family and family circumstances, and I had to make those decisions based on personal reasons.
KEVIN CAMERON: Let me move us on to another arena, which I think is almost as confusing to the investor community potentially as the multiplicity of proxy cards floating around, and that’s the multiplicity of litigation. And obviously there are three or four cases pending. And I think if you wouldn’t mind, it would be extremely helpful to all on the phone to have a quick snapshot of each of those and where they stand so the people understand exactly where the company’s litigation posture is going into the new year?
PAUL TOBACK: Sure Kevin. For that I’m going to let Marc Bassewitz our General Counsel describe those for you. Marc.
MARC BASSEWITZ, GENERAL COUNSEL, BALLY TOTAL FITNESS HOLDING CORP: Let me see if I can do this in as simple a way as possible.
KEVIN CAMERON: Please have mercy on the layman.
MARC BASSEWITZ: Right, I know. Let me see what I can do here. There are three cases that are pending that ought to be discussed very briefly. The first is a case that was brought in Delaware Chancery Court by Bally against Liberation (ph) shortly after we received the proposal that’s currently on the ballot in November. That case was commenced in early December, and it challenges the validity of the Liberation (ph) proposal under both the Delaware corporate law and our charter. And what happened in that case is that the Chancellor in the Delaware Chancery Court determined that he wasn’t going to take action before the meeting, that he was going to wait and see if the proposal passed. If it did pass, then he believed he could take whatever action might be necessary as the case proceeded after the meeting. And if the proposal didn’t pass with the requisite 75 percent vote, then the Chancellor wouldn’t have to face anything further.
So that case is sitting in Delaware Chancery Court and is pending, but nothing is going to happen until the results of next week’s election are known.
KEVIN CAMERON: So the takeaway from that then for all of us on the call is that, if in fact, the Liberation (ph) proposals don’t pass then the case is essentially mute, I guess from want of a better word. And therefore the Chancellor doesn’t have to actually rule on anything.
MARC BASSEWITZ: That’s exactly right, Kevin. That’s exactly right.
The second case was a case that we filed at the same time in Federal Court under the Federal proxy rules arguing that the disclosure by Liberation (ph) in its preliminary proxy materials was inadequate and did not sufficiently relay various facts that were required to be disclosed under the proxy rules. In response to that case, the judge indicated that he would be prepared to hold a preliminary injunction hearing in early December. I’m sorry, in early January after some discovery had taken place. But he also indicated that sometimes what happens in these cases is that the party whose disclosure is challenged files new disclosures and tries to mute the proceeding. Liberation (ph) filed a revised preliminary proxy statement in response to that case, set forth certain disclosures, which we continue to believe were not adequate. However, the judge in that case, right before Christmas, decided not to hold the preliminary injunction hearing and viewed the request for preliminary injunction as mute in light of the new disclosures. That case continues to be pending in Delaware. We believe that that decision by the judge was incorrect and, in fact, took an appeal to the third circuit. We were unable to get expedited proceedings in the third circuit, so nothing is going to happen in that case before the meeting. We believe that the disclosures that were made in the preliminary proxy material, as revised by Liberation (ph), would never have been made without the lawsuit. So we feel as if we were, we accomplished something at least by getting those fact out into the public. We continue to believe that the law is and that the better view of the law is that those materials, that the corrective disclosure that we still believe is required should be put out before the meeting, but unfortunately at this point we have not been able to convince a court to order that. So that’s where that case sits at the moment.
KEVIN CAMERON: OK.
MARC BASSEWITZ: The third case was a case commenced by Liberation (ph) about a week after we commenced our cases, and it was a challenge to the poison pill, the short-term stockholder rights plan that we had put in place in October, arguing that one of the provisions of the pill was invalid under Delaware law. That particular provision seeks to, the provision which has actually been until since the 1980’s and upheld in various Delaware cases. It basically seeks to keep shareholders from acting together as a group to accomplish what they could not accomplish individually. And Liberation (ph) sought to challenge that provision. We had had discussions with Liberation (ph) before that suit was filed, told them that the mere suggestion of the name of a nominee would not be sufficient to trigger the pill, but if there were an arrangement between holders with respect to voting or with respect to buying or selling securities among holders who had more than the 15 percent trigger, that in our view that could trigger the pill.
In contrast to what’s been said publicly, we have not threatened the pill. We have not threatened to trigger the pill. In fact, what we did in the Delaware case was file a counter claim in which the board is effectively asking the court to judicially determine, on the basis of discovery and fact finding, whether or not the pill has been triggered.
Similarly to the other case in Delaware Chancery, the Chancellor did not want to expedite that proceeding, and in fact ruled that anything that he needed to do he could in fact do after the meeting was over. And so that case is still pending and will still be pending after the case, after the meeting is over.
KEVIN CAMERON: The question that obviously comes to mind is if the pill, in fact, has been triggered, does the board have the power to revoke it?
MARC BASSEWITZ: I’m sorry Kevin?
KEVIN CAMERON: The question that obviously comes to mind is presuming for a minute that the pill has in fact been triggered, the 15 percent threshold has been crossed by two groups acting in concert that the board, in fact, retain the authority to revoke the pill prior to it being quote triggered unquote?
MARC BASSEWITZ: That’s an interesting question. What the board has said is that it will effectively ask the Delaware court to determine whether or not the pill has been triggered. Whether or not that case goes forward, at least at this point is a question of whether the board wishes to push forward on the counter claim. So I don’t know that we have to face that question quite yet. And I think that’s probably the best answer I can give you at the moment.
One other litigation point I guess I’d just like to make, and I heard that, and there’s been public press that indicated that the only reason that Bally is holding this annual meeting next week is because Liberation (ph) filed its lawsuit. The fact is that this company was always intending to hold an annual meeting as soon as it possibly could. The issue it has is an inner-play between the Delaware law and the SEC rules. And in order to be able to solicit proxies, we had to complete the restatement of our financials. And this company had always intended to schedule its annual meeting as soon as it could after that process was done. Liberation (ph) sought to seek a 211 before we had an opportunity to complete that process and announce our meeting.
KEVIN CAMERON: Another question that seems, and I think – thank you for those responses, and we will let you off the hook at this point.

I think another area in terms of status check that people are interested in is the status of the crunch sale, which to my understanding the deal required that certain operational targets be meet, unclear at least from the outside whether they have and thus whether the sale is actually going to close. And my understanding is that there was a January 17th drop dead date. Is that sale progressing as planned?
PAUL TOBACK (?): Well Kevin that’s a great question, and let me clarify. We announced that we had extended the formal agreement through January 17th in order to get done what was primarily some removal of Bally as a guarantor on leases and getting some of the paperwork done associated with transferring leases. That has been a process, as we’ve already said publicly, has taken longer than we anticipated, but we still remain hopeful and optimistic that we can get the crunch sale closed, and in fact, are making progress on it and, you know, believe that very shortly we will have an update for the public market.
KEVIN CAMERON: Thank you. I think the last question really that people have raised is one that goes back some time and goes to the appointment of some independent directors in ’05, and those directors served for surprisingly short periods of time on the board. People have pointed to that with some concern and are trying to figure out why did those directors resign so soon after they joined the board?
PAUL TOBACK (?): Sure, let me, let me address that. Two directors were appointed to the board. One was Dr. Marilyn Seymann (ph). Dr. Seymann (ph) is a corporate governance expert and she joined the board having informed us that she had, she definitely wanted to help us and was very intrigued by the company and its issues, but had a very full plate I guess is the best way to describe it. Since, in the intermediate (ph) time between the time she accepted our appointment and then subsequent time she resigned she actually started a new job as a dean of, I believe, it was Arizona State Law School, and she was finding that that job was taking more time and not allow, and understanding the complicated level of issues we were dealing with, and did, in what she said to us, believe she could devote the necessary time to really make the contributions she wanted to make. And while we regretted that she wasn’t able to do that, we respected her wishes. I think she was also, to be perfectly frank, a little surprised at how personal and intense some of the shareholder activists had been both at the directors and at the company, and I think that probably played a little part in it too from a personal standpoint.
As to David Wilhelm (ph), you know, David Wilhelm (ph) joined Ford and immediately after he joined was brought to our attention that he had an investment in his – I’m sorry, his fund that he founded had an investment in the company of one of the directors, and while according to the lawyers there were absolutely no violations of the law, nor did it constitute any conflict of interest under any corporate governance guidelines, we were concerned that there could be an appearance of impropriety even though we didn’t think there was any actual impropriety. And so in order to avoid any appearance of conflict, David (ph) immediately resigned and that chapter came quickly to a close.
KEVIN CAMERON: That’s very helpful. One last final question that just came in is, in light of the fact that there’s still some unknowns as to who the members of the independent committee are going to be until you make the announcement post the meeting, what reassurances can you give shareholders that, in fact, you are going to, if you go down a sale path, obtain the maximum return for shareholders as a whole?
ADAM METZ (?): Well I will tell you that the guidelines for directors are very clear. Directors have personal liability. All the directors take their fiduciary responsibilities very seriously. You know, I don’t know what incentive we have not to try to maximize value for the Bally shareholders. That’s the job we’ve undertaken and that’s, you know, what we intend to do.
KEVIN CAMERON: I ...
ADAM METZ (?): What other assurance are they looking for, Kevin? And I understand that, you know, people could be skeptical I guess, but that’s our job. That’s what we intend to do. My impression as a new member of the board is that we are in a fishbowl. We have people looking at us very, very closely and what are actions are very, very closely. And people have no intention of doing anything but, you know, maximizing value for shareholders. We’re going to be highly scrutinized whatever we do and, you know, we have to make sure that everything we do does stand up to the scrutiny.

PAUL TOBACK (?): And Kevin, I would also add, that’s one of the reasons that we’ve been, as a board, careful to choose world class advisors like the Blackstone Group and JP Morgan as well as world class lawyers, all of whom come with fine reputations, not only for doing excellent jobs but for independence. And the fact that JP Morgan will be taking the lead in that process under the auspices of this new committee I think should give people, and the fact that management has voluntarily agreed not to participate in, or affiliate with any group interested in purchasing or recapitalizing the company should give people the requisite comfort that in fact the process will be run fairly, openly, with no agenda other than to maximize value for shareholders.
ADAM METZ (?): Maybe one thing I could give you a little comfort on too Kevin. The special committee will be communicating directly with the advisors. It’s not going to be something that was only communicated through senior management. They’re going to communicate directly with the financial advisors, be involved in any give and take and any understanding of, you know, what the process is going on. Having said that, the full board is not abdicating its responsibility either as to looking over the process. So I think hopefully we’re going to have belts (ph) and suspenders (ph) here and I think, you know, you’ll have people asking the right questions and the tough questions that are involved. We’re not going to pre-judge the process into what we think is the right answer, and we’re looking forward to seeing, you know, what options are available to the company.
KEVIN CAMERON: Well I’d like to, with that, thank all of you for joining us today. Of course, I’d like to most of all thank you Mr. Toback, Mr. Metz, Mr. Bassewitz. And then before signing off, I’d just like to remind everyone that we host these talks regularly, and our next scheduled talk is for January 26th at 4:00 Eastern when we’re going to be providing an update on the coming proxy season and significant issues to be addressed and proxy voting policies. Obviously for all of you on the phone, if you think there’s an annual or special meeting coming up that warrants attention, please send us an e-mail at proxytalk.com. The feedback is always appreciated, and any feedback you give will certainly be taken into account as we structure our future calls. Again, thank you to all who participated and have a wonderful weekend.
Operator: Thank you. This does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time and have a great day.
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